PAVILION TECHNOLOGIES AND KFX SUBSIDIARY AGREE TO DROP LAWSUIT


FOR IMMEDIATE RELEASE               Contacts:  Pegasus/KFx--Gary Nicholson--
                                               440-357-7794
                                               Pavilion--Eric Hurley--
                                               512-438-1553

April 12, 2001, Austin, TX & Cleveland, OH - Pavilion Technologies Inc. and Pegasus Technologies, Inc. today jointly announced that they have agreed to dismiss all current litigation presently styled "Pavilion Technologies, Inc. v. Pegasus Technologies, Inc. and Pegasus Technologies, Ltd.", Civil Action No. 1-01-00053-LW, United States District Court for the Northern District of Ohio, Cleveland Division, without prejudice, in order to explore possible combinations.

"This action underscores the high value both Pegasus and Pavilion place on our respective neural network technologies," said Gary Nicholson, CEO of Pegasus. "Both of our companies remain committed to the aggressive application of this powerful technology to help our target markets solve and optimize the complex business problems they face every day. The market opportunity for these strategic IT solutions is growing at a rapid pace and we want to focus our energies on delivering the best possible products and solutions to our clients," Nicholson added.

"While Pavilion remains steadfast in the diligent and uncompromising protection of our strategically valuable intellectual property, Gary and I have concluded that taking these steps together may well provide both companies with a singular opportunity to initiate major progress in the advancement and delivery of Enterprise Optimization solutions to our target markets," said Pete Perialas, CEO of Pavilion. "The power and utility sectors are primed to take advantage of the significant value this technology can deliver and Pegasus enjoys a strong presence and domain expertise in these segments. There are a myriad of possible combinations that could leverage the proven Enterprise Optimization capabilities of Pavilion and the demonstrated domain expertise found in Pegasus," Perialas went on to say.

About Pavilion
Pavilion Technologies, Inc. is an enterprise decision optimization solutions company, helping businesses leverage the power of their information assets to make the best automatic decisions. Through its family of companies, Pavilion, Trajecta, and PAVTech New Zealand, Pavilion provides intelligent solutions to a variety of industries, from financial services to industrial manufacturing. Pavilion has successfully implemented over 1,700 solutions at more than 200 global customer sites worldwide. Pavilion's engineering and consulting expertise coupled with its patented, cutting-edge deicison technology provides turnkey solutions that enable Pavilion customers to realize millions of dollars in recurring benefits. For more information, visit the Pavilion web site at www.pavtech.com. Established in 1991, Pavilion is a privately held corporation with offices in the U.S., Belgium, Japan, and New Zealand.

About Pegasus
Pegasus is the industry leader in neural network based IT applications for the power generation market. The NeuSIGHT suite of combustion optimization applications from Pegasus reduce emissions and increase efficiency of fossil fueled electric generating units. The Pegasus web site address is www.pegasustec.com. Pegasus is majority-owned by KFx Inc. (AMEX:KFX). KFx provides total fuel solutions for the power industry. Its patented K-Fuel(R) process converts low heating value coal into clean, high energy fuel. KFx's web site address is www.kfx.com.

The discussion above contains, in addition to historical information, forward-looking statements that include various risks and uncertainties. Such forward-looking statements include statements regarding the Company's expectations. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in "Business Risk Factors" at Item 1 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Item 7 of the Company's Annual Report on Form 10-K/A for the year ended December 31, 1999 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.